Exhibits 5.1 and 23.1

[Letterhead of McKee Nelson LLP]

June 13, 2008

Franklin Receivables LLC

47 West 200 South, Suite 500

Salt Lake City, Utah 84101

Re:

Franklin Auto Trust 2008-A

Ladies and Gentlemen:

We have acted as counsel to Franklin Receivables LLC (the “Company”) in connection with the issuance by Franklin Auto Trust 2008-A (the “Trust”) of $485,410,946.28 Asset-Backed Notes (the “Notes”) pursuant to a prospectus dated June 5, 2008 as supplemented by a prospectus supplement dated June 6, 2008 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  The Trust was formed pursuant to the short-form trust agreement dated as of June 4, 2008, between the Company and Deutsche Bank Trust Company Delaware as owner trustee (the “Owner Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement dated as of June 13, 2008 (the “Trust Agreement”), among the Company and the Owner Trustee.

A Registration Statement of the Company on Form S-3 relating to the Notes (File No. 333-134782) was filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 6, 2006, as amended by Amendment No. 1 thereto filed on July 31, 2006 and Amendment No. 2 thereto filed on September 15, 2006 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on September 15, 2006.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of May 1, 2008 (as amended and supplemented from time to time, the “Indenture”), among the Trust, Wilmington Trust Company (in its capacity as indenture trustee, the “Indenture Trustee” and in its capacity as indenture collateral agent, the “Indenture Collateral Agent”) and Citibank, N.A., as indenture administrator (the “Indenture Administrator”).

We have examined forms of the:

(a)

the Trust Agreement;

(b)

the Indenture;

(c)

the Purchase Agreement dated as of May 1, 2008, among Franklin Capital Corporation (“FCC”), Franklin SPE LLC (“Franklin SPE”) and the Company;

(d)

the Sale and Servicing Agreement dated as of May 1, 2008, among the Trust, the Company, FCC and Franklin Resources, Inc. (the “Representative”);

(e)

the Underwriting Agreement dated June 6, 2008, among Citigroup Global Markets Inc., FCC and the Company; and

(f)

specimens of each class of the Notes.

We refer to the documents listed in (a) through (f) above as the “Transaction Documents”.  Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, papers, statutes, authorities and records as we have deemed relevant or necessary as a basis for the opinions set forth herein.

In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.  With your permission, we have assumed that each party to a Transaction Document, has the power and authority, corporate or other, to enter into and perform all obligations thereunder, has authorized the execution, delivery and performance of such Transaction Documents and has duly executed and delivered such Transaction Documents. In addition, we express no opinion as to the enforceability of any Transaction Document against any party other than the Company.  We have also assumed that the sale and the issuance of the Notes have been authorized by all requisite limited liability company action on the part of the Company.  As to any facts material to our opinions that were not known to us, we have relied upon the respective statements and representations of officers and other representatives of the Company, the Owner Trustee, the Indenture Trustee, the Indenture Collateral Agent, the Indenture Administrator, FCC, Franklin SPE, the Representative, the Trust, and the independent public accountants and public officials of the Company, FCC and Franklin SPE.  Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets, or reviewed any of the assets conveyed to the Trust) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company, FCC, Franklin SPE and others in connection with the preparation and delivery of this letter.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Notes have been validly executed by the Owner Trustee on behalf of the Trust, the Notes, when authenticated by the Indenture Trustee, issued in accordance with the provisions of the Indenture, will constitute valid and binding obligations of the Trust enforceable in accordance with their terms, except that enforceability thereof may be subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity regardless of whether such enforceability is considered in a proceeding at law or in equity.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” in the Base Prospectus and “Legal Opinions” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP